FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Third Fiscal Quarter Distribution of $0.32 Per Share and Announces Second Fiscal Quarter Financial Results

CHICAGO, IL, May 8, 2014 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the second fiscal quarter ended March 31, 2014.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	March 31, 2014	December 31, 2013
Investment portfolio, at fair value	$1,253,597	$1,179,919
Total assets	$1,321,644	$1,264,827
Net asset value per share	$15.41	$15.23

	Quarter Ended
	March 31, 2014	December 31, 2013
Investment income	$25,260	$25,579
Net investment income	$13,352	$13,260
Net gain on investments and secured borrowings	$737	$1,577
Net increase in net assets resulting from operations	$14,089	$14,837

Net investment income per share	$0.31	$0.31
Net gain on investments and secured borrowings per share	$0.01	$0.03
Net earnings per share	$0.32	$0.34

Second Fiscal Quarter 2014 Highlights

•	Net investment income for the quarter ended March 31, 2014 was $13.3 million, or $0.31 per share, as compared to $13.3 million, or $0.31 per share, for the quarter ended December 31, 2013;

•	Net gain on investments and secured borrowings for the quarter ended March 31, 2014 was $0.7 million, or $0.01 per share, as compared to $1.6 million, or $0.03 per share, for the quarter ended December 31, 2013;

•	Net increase in net assets resulting from operations for the quarter ended March 31, 2014 was $14.1 million, or $0.32 per share, as compared to $14.8 million, or $0.34 per share, for the quarter ended December 31, 2013; and

•	Our board of directors declared a quarterly distribution on May 6, 2014 of $0.32 per share, payable on June 27, 2014 to stockholders of record as of June 16, 2014.

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Portfolio and Investment Activities

As of March 31, 2014, the Company had investments in 139 portfolio companies with a total fair value of $1,211.9 million and had investments in subordinated notes and limited liability company (“LLC”) interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $41.7 million. The investments in portfolio companies as of March 31, 2014 consisted of $282.2 million of senior secured loans, $773.6 million of one stop loans, $111.8 million of second lien loans, $4.2 million of subordinated debt and $40.1 million of equity investments. This compares to the Company’s portfolio as of December 31, 2013, as of which date the Company had investments in 139 portfolio companies with a total fair value of $1,147.2 million and had investments in subordinated notes and LLC interests in SLF with a total fair value of $32.7 million. The investments in portfolio companies as of December 31, 2013 consisted of $290.6 million of senior secured loans, $702.0 million of one stop loans, $111.0 million of second lien loans, $5.9 million of subordinated debt and $37.7 million of equity investments.

For the quarter ended March 31, 2014, the Company originated $173.5 million in new middle-market investment commitments and invested $9.0 million in SLF, making total new investment commitments $182.5 million for the quarter. Approximately 14% of the new total investment commitments were senior secured loans, 80% were one stop loans, 1% was equity securities and 5% were investments in SLF. Overall, total investments at fair value increased by $73.7 million during the three months ended March 31, 2014 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the quarter ended March 31, 2014, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of earning investments in the Company’s portfolio were 8.6% and 8.0%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended March 31, 2014 and December 31, 2013 was $25.2 million and $25.6 million, respectively. This $0.4 million decrease was primarily attributable to a decline in fee income attributable to a decline of prepayment fees in the quarter ended March 31, 2014 that was partially offset by an increase in dividend income and an increase in the yield on the SLF subordinated notes. The yield on the SLF subordinated notes increased from the London Interbank Offered Rate (“LIBOR”) plus four percent to LIBOR plus eight percent at the time SLF entered into its senior secured revolving credit facility with Wells Fargo Bank, N.A. during the quarter ended March 31, 2014.

Total expenses for the quarter ended March 31, 2014 and December 31, 2013 were $11.9 million and $12.3 million, respectively. This $0.4 million decrease was primarily due to a $1.4 million decrease in incentive fees primarily attributable to a decline in net investment income. The decline in net investment income was primarily the result of lower prepayment fee income and yield compression on new investments.

During the quarter ended March 31, 2014, the Company recorded a net realized gain of $0.1 million and recorded net unrealized appreciation of $0.6 million. The net realized gain was primarily attributable to a small cash collection on a previously written-off investment. The net unrealized appreciation was primarily related to net unrealized appreciation on several middle-market debt and equity investments.

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Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of March 31, 2014, the Company had cash and cash equivalents of $12.8 million, restricted cash and cash equivalents of $41.3 million and $590.4 million of debt and secured borrowings outstanding. As of March 31, 2014, the Company had $110.2 million of commitments and $70.6 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of March 31, 2014, the Company had $22.6 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On May 6, 2014, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on June 27, 2014 to holders of record as of June 16, 2014.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of March 31, 2014 and December 31, 2013:

	March 31, 2014		December 31, 2013
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$251,829	20.1%	$161,868	13.7%
4	937,477	74.8	946,309	80.2
3	61,918	4.9	68,726	5.8
2	1,857	0.2	2,414	0.2
1	516	0.0 *	602	0.1
Total	$1,253,597	100.0%	$1,179,919	100.0%

* Represents an amount less than 0.1%.

Conference Call

The Company will host an earnings conference call at 12:00 p.m. (Eastern Time) on Thursday, May 8, 2014 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 667-9916 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-4391. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 03.31.14 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 2:00 p.m. (Eastern Time) on June 7, 2014. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21714165.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $1,239,603 and $1,166,589, respectively)	$1,253,597	$1,179,919
Cash and cash equivalents	12,810	31,891
Restricted cash and cash equivalents	41,261	39,792
Interest receivable	4,958	4,178
Deferred financing costs	8,712	8,884
Other assets	306	163
Total Assets	$1,321,644	$1,264,827

Liabilities
Debt	$572,150	$577,200
Secured borrowings, at fair value (proceeds of $18,008 and $14,164, respectively)	18,222	14,366
Interest payable	1,691	3,159
Management and incentive fees payable	5,736	6,751
Payable for open trades	—	1,657
Accounts payable and accrued expenses	1,842	1,713
Accrued trustee fees	73	—
Total Liabilities	599,714	604,846

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 46,857,608 and 43,325,575 shares issued and outstanding as of March 31, 2014 and December 31, 2013,
respectively	47	43
Paid in capital in excess of par	715,148	653,427
Undistributed net investment income	1,622	2,135
Net unrealized appreciation on investments, derivative instruments and secured borrowings	16,446	15,796
Net realized loss on investments and derivative instruments	(11,333)	(11,420)
Total Net Assets	721,930	659,981
Total Liabilities and Total Net Assets	$1,321,644	$1,264,827

Number of common shares outstanding	46,857,608	43,325,575
Net asset value per common share	$15.41	$15.23

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Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended
	March 31, 2014	December 31, 2013
	(unaudited)
Investment income
Interest income	$24,977	$24,479
Dividend income	262	16
Fee income	21	1,084

Total investment income	25,260	25,579

Expenses
Interest and other debt financing expenses	4,540	4,092
Base management fee	4,185	3,824
Incentive fee	1,656	3,032
Professional fees	640	658
Administrative service fee	742	582
General and administrative expenses	145	131

Total expenses	11,908	12,319

Net investment income	13,352	13,260

Net gain (loss) on investments
Net realized gain (loss) on investments	87	(4,994)
Net change in unrealized appreciation on investments and secured borrowings	650	6,571

Net gain (loss) on investments and secured borrowings	737	1,577

Net increase in net assets resulting from operations	$14,089	$14,837

Per Common Share Data
Basic and diluted earnings per common share	$0.32	$0.34
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	43,754,776	43,285,250

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. invests primarily in senior secured, one stop, second lien and subordinated loans of, and warrants and minority equity securities in, middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $10 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 2013 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2013, Golub Capital was awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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